                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          WALSHIRE ASSURANCE COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

               [LOGO OF WALSHIRE ASSURANCE COMPANY APPEARS HERE]

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138

                                                        Office of the President
                                                                  April 27,1998

Dear Shareholder:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Walshire Assurance Company which will be held on June 2, 1998 at 10:00 A.M., at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404. The official notice of the meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

  Shareholders of the Company are being asked to elect three directors of the Company to serve for three-year terms until the 2001 Annual Meeting of Shareholders. Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly in the envelope provided.

                                          Sincerely,


                                          Kenneth R. Taylor
                                          Chairman, President and
                                          Chief Executive Officer

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 2, 1998

                               ----------------

To Our Shareholders:

  The 1998 Annual Meeting of Shareholders of Walshire Assurance Company (the "Company") will be held at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404, on June 2, 1998 at 10:00 A.M., for the following purposes as more fully described in the attached Proxy Statement:

    1. To elect three directors for a term of three years;

    2. To approve the 1997 Equity Incentive Plan; and

    3. To transact such other business as may properly come before the meet-ing or any postponement or adjournment of the meeting.

  The Board of Directors has fixed April 17, 1998 as the record date for the determination of shareholders entitled to vote at the meeting. Only sharehold-ers of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By Order of the Board of Directors

                                          Richard S. Kahlbaugh
                                          Secretary

April 27, 1998

                          WALSHIRE ASSURANCE COMPANY
                              3350 WHITEFORD ROAD
                                 P.O. BOX 3849
                         YORK, PENNSYLVANIA 17402-0138

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

  This proxy statement, which together with the accompanying proxy card is first being mailed to shareholders on or about April 27, 1998, is furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors on behalf of the Company for use in voting at the 1998 Annual Meeting of Shareholders, including any adjournment or postponement of the meeting.

  Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the in-structions thereon. Any proxy not so directing to the contrary will be voted "FOR" the Company's nominees as directors and "FOR" the approval and ratifica-tion of the adoption of the 1997 Equity Incentive Plan. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person, since the proxy is revocable. Any shareholder giving a proxy may re-voke it at any time before it is voted at the meeting by giving written notice to the Secretary of the Company.

  The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, tel-egraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

VOTING SECURITIES

  At the close of business on April 17, 1998, the record date for the determi-nation of shareholders entitled to receive notice of and to vote at the meet-ing, the Company's outstanding voting securities consisted of 4,714,858 shares of Common Stock. Holders of Common Stock are entitled to one vote per share.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 17, 1998 by: (i) each per-son who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors and each nom-inee for director; (iii) each of the Company's executive officers named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                SHARES OF           PERCENT OF
                              COMMON STOCK         COMMON STOCK
NAME AND ADDRESS(1)       BENEFICIALLY OWNED(2) BENEFICIALLY OWNED
-------------------       --------------------- ------------------
Peter D. Bennett(3).....            7,310                 *
John J. Buchan, Jr.(4)..           94,116               2.0
Charles W. Hash, Jr.(5).          113,374               2.4
Richard S. Kahlbaugh(6).           18,938                 *
Gary J. Orndorff(7).....           42,592                 *
L. Edward Sausman(8)....          251,925               5.3
Kenneth R. Taylor(9)....          679,976              13.8
William R. Tierney,
 Jr.(10)................          178,412               3.8
Dimensional Fund Advi-
 sors Inc.(11)..........          270,311               5.7
 1299 Ocean Avenue, 11th
  Floor
 Santa Monica, CA 90401
Charles W. Hash,
 Sr.(5)(12).............          477,063              10.1
 1915 Stonegate Road
 York, PA 17404
Markel Corporation(13)..          417,407               8.4
 4551 Cox Road
 Glen Allen, VA 23060
All directors and
 officers as a group
 (10 persons)(13).......        1,419,690              27.5

--------
 *  Less than one percent
 (1) Except as otherwise indicated, the address of all beneficial owners listed is c/o the Company, 3350 Whiteford Road, P.O. Box 3849, York, PA 17402-0138.
 (2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations of the Securities and Exchange Commission and, ac-cordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after April 17, 1998 (the "Record Date"). Beneficial ownership may be dis-claimed as to certain of the securities. Except as otherwise noted, each person named in the table has sole voting and investment power with re-spect to all shares of Common Stock shown as beneficially owned by him.
 (3) The shares shown as beneficially owned by Mr. Bennett include 7,200 shares subject to outstanding options exercisable within 60 days of the Record Date.

 (4) The shares shown as beneficially owned by Mr. Buchan include 53,345 shares held by Interstate Insurance Management, Inc. and 39,235 shares subject to outstanding options exercisable within 60 days of the Record Date. Mr. Buchan is President and majority shareholder of Interstate In-surance Management, Inc.
 (5) Charles W. Hash, Jr. is the son of Charles W. Hash, Sr. The shares shown as beneficially owned by Charles W. Hash, Jr., include 19,514 shares owned by Memorial Surgical Associates Retirement Fund, 16,954 shares that are owned jointly with his wife, 231 shares held by Mr. Hash's child and 39,235 shares subject to outstanding options exercisable within 60 days of the Record Date. Charles W. Hash, Sr. disclaims beneficial ownership of the shares owned by Charles W. Hash, Jr. and Charles W. Hash, Jr. dis-claims beneficial ownership of the shares owned by Charles W. Hash, Sr.
(6) The shares shown as beneficially owned by Mr. Kahlbaugh include 16,692 shares subject to outstanding options exercisable within 60 days of the Record Date.
(7) The shares shown as beneficially owned by Mr. Orndorff include 147 shares that are jointly owned with his wife and 40,113 shares subject to out-standing options exercisable within 60 days of the Record Date.
(8) The shares shown as beneficially owned by L. Edward Sausman include 309 shares that are owned jointly with his wife, 10,660 shares held by Mr. Sausman's wife and 23,503 shares subject to outstanding options exercis-able within 60 days of the Record Date.
(9) The shares shown as beneficially owned by Mr. Taylor include 18,319 shares of the Company's Common Stock held by Taylor & Ochroch, Inc. and 216,411 shares subject to outstanding options exercisable within 60 days of the Record Date. Mr. Taylor is President and owner of Taylor & Ochroch, Inc.
(10) The shares shown as beneficially owned by William R. Tierney, Jr. include 37,510 shares subject to outstanding options exercisable within 60 days of the Record Date, 105,351 shares held by the Deed of Trust, dated Janu-ary 27, 1988, for the benefit of William R. Tierney, Sr. and Emily Tier-ney, the parents of Mr. Tierney (the "Tierney Trust"), 7,510 shares held by the children of Mr. Tierney, 175 shares that are owned jointly with his wife and 20,349 shares held by Mr. Tierney's wife. Mr. Tierney dis-claims beneficial ownership of the shares beneficially owned by the Tier-ney Trust.
(11) The shares shown as beneficially owned by Dimensional Fund Advisors Inc. include 52,897 shares held by The DFA Investment Trust Company and 36,963 shares held by the DFA Investment Dimensions Group Inc.
(12) The shares shown as beneficially owned by Mr. Hash, Sr. include 70,620 shares that are owned individually by his wife.
(13) The shares shown as beneficially owned by Markel Corporation include 272,220 shares of the Company's Common Stock that may be acquired upon conversion of the Company's 6 1/2% Cumulative Convertible Preferred Stock and 30,077 shares as to which Markel Corporation has been given discre-tionary trading authority.
(14) The shares shown as beneficially owned by all directors and officers as a group include an aggregate of 441,965 shares subject to options that are exercisable within 60 days of the Record Date.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

  Three directors are to be elected at the meeting to serve for three-year terms until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

  The Board of Directors has designated L. Edward Sausman, William R. Tierney, Jr. and Richard S. Kahlbaugh to be nominees for election as directors, each of whom, except for Mr. Kahlbaugh, is currently serving as a director of the Com-pany. Each nominee has consented to being named in this Proxy Statement and to serve if elected. The Company has no reason to believe that any nominee will be unavailable for election, but should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee.

  The following information regarding the Company's nominees for election as directors is based, in part, on information furnished by these individuals.

                                        DIRECTOR
NAME                                     SINCE   AGE POSITIONS WITH THE COMPANY
----                                    -------- --- --------------------------
For a three year term expiring in 2001
Richard S. Kahlbaugh..................     N/A    38 Nominee for Director,
                                                     Vice-President--Secretary
                                                     and General Counsel
L. Edward Sausman(1)(2)(3)............    1977    55 Director
William R. Tierney, Jr.(1)(2)(3)......    1987    46 Director

--------
(1) Member of Executive Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

  Mr. Kahlbaugh has been the Vice President--Secretary and General Counsel of the Company since 1996. Mr. Kahlbaugh joined the Company in 1992.

  Mr. Sausman has been President of Sausman Insurance Agency, Inc., Thompsontown, Pennsylvania since 1987.

  Mr. Tierney has been President of Insurance Markets, Inc., an insurance agency located in Clarks Summit, Pennsylvania, since 1984. From 1989 to 1997, Mr. Tierney was President and a director of TAB Glass Corp. of St. Petersburg, Florida. In 1990, Mr. Tierney was named Vice-President of Northeast Premium Finance Co., Clarks Summit, Pennsylvania.

  The proxy agents intend (unless authority has been withheld) to vote "FOR" the election of all nominees. The election of directors will be determined by a plurality vote so that the three nominees who receive the most "FOR" votes will be elected. Under the Pennsylvania Business Corporation Law of 1988, as amended, an abstention, broker nonvote or withholding authority to vote will not have the same legal effect as a vote "against" a matter and will not be counted in determining whether the nominee has received the required vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES.

INFORMATION CONCERNING CONTINUING DIRECTORS

  The following tables set forth certain information concerning those direc-tors whose terms will expire at the 1999 and 2000 Annual Meeting of Sharehold-ers.

                                      DIRECTOR            POSITIONS WITH
NAME                                   SINCE   AGE         THE COMPANY
----                                  -------- ---        --------------
The terms of the following directors
 will expire in 1999:
John J. Buchan, Jr.(3)(4)............   1987    41           Director
Peter D. Bennett(2)(4)...............   1995    65           Director
Gary J. Orndorff.....................   1996    40  Vice President--Treasurer,
                                                   Chief Financial Officer and
                                                             Director
The terms of the following directors
 will expire in 2000:
Kenneth R. Taylor(1)(4)..............   1977    61  Chairman, President, Chief
                                                      Executive Officer and
                                                             Director
Charles W. Hash, Jr.(2)..............   1989    51           Director

--------
(1)Member of Executive Committee
(2)Member of Compensation Committee
(3)Member of Audit Committee
(4)Member of Nominating Committee

  Mr. Buchan, Jr. has been the President of Interstate Insurance Management, Inc. since 1997. Prior thereto, he was the Managing Director since 1989. Mr. Buchan, Jr. is also the President of Mountain Top Premium Finance, Inc. Mr. Buchan, Jr. has been a partner with the law firm of Gvozdich, Buchan & Svirsko, Ebensburg, Pennsylvania, since 1989.

  Mr. Bennett has been the Senior Associate Dean and a Professor of Marketing Emeritus at Pennsylvania State University, State College, Pennsylvania since 1989.

  Mr. Orndorff has been the Vice President-Treasurer and Chief Financial Offi-cer of the Company since 1989.

  Mr. Taylor has been President and Chief Executive Officer of the Company since June 1987. Mr. Taylor has been the President of Taylor & Ochroch, Inc., an insurance agency located in King of Prussia, Pennsylvania, since 1964. Mr. Taylor has also been an officer and a minority stockholder since 1990 of Bene-fit Allocation Systems, Inc., a company that provides services for flexible benefit plans.

  Mr. Hash, Jr. is a doctor of osteopathic medicine. He has been President of East York Surgical Associates since 1977 and has been President of Columbia Surgical Associates since 1983.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors held 4 meetings during the 1997 fiscal year.

  The Compensation Committee held 2 meetings during the 1997 fiscal year. The Compensation Committee reviews the compensation of executive officers, makes recommendations to the Board regarding executive compensation and administers the Company's stock option and stock purchase plans.

  The Executive Committee did not meet during the 1997 fiscal year. The Execu-tive Committee has and may exercise the authority of the Board in the manage-ment of the business of the Company between meetings of the Board.

  The Audit Committee did not meet during the 1997 fiscal year. The Audit Com-mittee is responsible for reviewing the Company's accounting and financial practices and policies and the scope and results of the Company's audit. The Committee is also responsible for recommending the selection of the Company's independent public accountants.

  The Nominating Committee did not meet during the 1997 fiscal year. The Nomi-nating Committee is responsible for submitting to the Board of Directors the names of potential nominees for director. The Nominating Committee will con-sider nominees for directorships recommended by shareholders if such recommen-dations are submitted in writing to the Nominating Committee a reasonable time prior to the Annual Meeting.

  Each director of the Company attended no fewer than 75% of the meetings of the Board and committees of which they were members during the 1997 fiscal year. Each director of the Company who is not also an employee of the Company receives an annual fee of $7,000 and fees of $500 for each meeting of the Board and of a committee thereof attended, except the Executive Committee, for which a fee of $1,000 is received for each meeting thereof attended.

                                 PROPOSAL TWO

               APPROVAL OF COMPANY'S 1997 EQUITY INCENTIVE PLAN

  On August 14, 1997, the Board of Directors adopted the Company's 1997 Equity Incentive Plan (the "Incentive Plan"), subject to approval by the shareholders of the Company. The primary reason for adopting the Incentive Plan is to en-sure that the Company will be able to continue providing equity based compen-sation to its key employees.

  PURPOSES. The purposes of the Incentive Plan are to promote the long-term retention of the Company's key employees and certain other persons who are in a position to make significant contributions to the success of the Company, to further reward these employees and other persons for their contributions, to provide additional incentive to these employees and other persons to continue making similar contributions, and to further align the interests of these em-ployees and other persons with those of the Company's shareholders. To achieve these purposes, the Incentive Plan permits grants of incentive stock options ("ISOs"), options not intended to qualify as ISOs ("nonqualified options"), restricted, unrestricted and deferred stock awards, performance awards, loans and supplemental cash awards, and combinations of the foregoing (all referred to as "Awards").

  NUMBER OF SHARES. The Incentive Plan permits Awards to be granted for a to-tal of 500,000 shares of the Company's Common Stock, which may be treasury shares, reacquired shares or newly-issued shares. Shares issuable under Awards that terminate un-exercised, shares issuable under Awards that are payable in stock or cash but are paid in cash, and shares issued but later forfeited will be available for future Awards under the Incentive Plan.

  ELIGIBLE RECIPIENTS. All current and future key employees of the Company, and other persons who, in the opinion of the Board of Directors (or such com-mittee to which the administration of the Incentive Plan is delegated by the Board, hereinafter referred to as the "Committee") are in a position to make significant contributions to the success of the Company, such as consultants and non-employee directors other than members of the Board Committee) itself, are eligible to receive Awards under the Incentive Plan.

  ADMINISTRATION. The Incentive Plan is administered by the Board of Directors or the Committee which determines, among other things and subject to certain conditions, the persons eligible to receive Awards, the persons who actually receive Awards, the type of each Award, the number of shares of Common Stock subject to each Award, the date of grant, exercise schedule, vesting schedule and other terms and conditions of each Award, whether to accelerate the exer-cise or vesting schedule or waive any other term or conditions of each Award, whether to amend or cancel an Award, and the form of any instrument used under the Incentive Plan. The Board or the Committee has the right to adopt rules for the administration of the Incentive Plan, settle all controversies regard-ing the Incentive Plan and any Award, and construe and correct defects and omissions in the Incentive Plan and any Award. The Incentive Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that shareholder approval will be required whenever nec-essary for the Incentive Plan to continue to satisfy the requirements of cer-tain securities and tax laws, rules and regulations.

  STOCK OPTIONS. Recipients of stock options under the Incentive Plan will have the right to purchase shares of the Company's Common Stock at an exercise price, during a period of time and on such other terms and conditions deter-mined by the Board or the Committee. For ISOs, the recipient must be an em-ployee, the exercise price must be at least 100% (110% if issued to a 10% shareholder) of fair market value on the date of grant, and the term cannot exceed ten years (five years if issued to a 10% stockholder) from date of grant. If permitted by the Board or the Committee and subject to certain con-ditions, an option exercise price may be paid by delivery of shares of the Company's Common Stock that have been outstanding for at least six months, or a promissory note, or a broker's undertaking to promptly deliver the necessary funds, or by a combination of those methods. If permitted by the Board or the Committee, options (other than those granted in tandem with SARs) may be set-tled by the Company paying to the recipient, in cash or shares of Common Stock (valued at fair market value), an amount equal to the fair market value minus the exercise price of the option shares.

  STOCK AWARDS. The Incentive Plan provides for restricted, unrestricted and deferred stock awards. Stock awards allow the recipient to acquire shares of the Company's Common Stock for their par value or any higher price determined by the Board or the Committee. In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible condi-tions determined by the Board or the Committee. In the case of a deferred stock award, the recipient is entitled to acquire shares in the future at such times and on such conditions determined by the Board or the Committee.

  PERFORMANCE AWARDS. The Incentive Plan provides for performance awards enti-tling the recipient to receive stock options, stock awards or other types of Awards conditional upon achieving performance goals determined by the Board or the Committee. Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the Board or the Committee. Finan-cial performance may be measured by revenue, operating income, net income, earnings per share, Common Stock price, price-earnings multiple, or other fi-nancial factor determined by the Board or the Committee.

  OTHER AWARDS. Under the Incentive Plan, loans or supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of loans and supplemental cash awards, including the interest rate which may be zero, and whether any loan will be forgiven, are determined by the Board of Directors.

  TERMINATION OF EMPLOYMENT. Generally, upon termination of a recipient's em-ployment or relationship with the Company, stock options and SARs remain exer-cisable for a period of three months (one year if termination is due to death or disability) to the extent that they were exercisable at the time of termi-nation, and unvested shares under outstanding restricted stock awards vest im-mediately except in the case of a voluntary resignation or termination for cause (as defined in the Incentive Plan). Stock options, SARs and other Awards that are not exercisable at the time of termination automatically terminate, and payments or benefits under deferred stock awards, performance awards and supplemental cash awards that are not irrevocably due at the time of termina-tion are forfeited.

  CHANGE IN CONTROL. Upon a change in control of the Company (as defined in the Incentive Plan), all outstanding options and SARs become fully exercis-able, all unvested shares under outstanding restricted stock awards vest, and all conditions on deferred stock awards, performance awards and supplemental cash awards that relate only to the passage of time and continued employment lapse, in all cases effective six months after the change in control or upon an earlier involuntary termination of employment without cause. The pre-change in control Board of Directors of the Company may elect, however, to suspend operation of some or all of the change in control acceleration provisions.

  SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. This discussion, which is based upon federal income tax as currently in effect, summarizes certain federal in-come tax consequences associated with the Incentive Plan. The tax consequences to executive officers, directors, and to others subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be different from those sum-marized below.

  No taxable income is realized upon the grant of a stock option or SAR, nor upon the exercise of an ISO except to the extent that the exercise may result in alternative minimum tax liability. Upon the exercise of a nonqualified op-tion, the recipient realizes ordinary income equal to the fair market value on the date of exercise minus the exercise price of the option shares. Upon the exercise of a SAR, the recipient realizes ordinary income equal to the amount of cash and fair market value of any shares of Common Stock received. If re-stricted or deferred shares of Common Stock are used to settle a stock option or SAR, however, then the realization of income may be deferred. Upon a dispo-sition of shares acquired by exercise of a stock option or SAR, the gain or loss generally constitutes a capital gain or loss. In the case of a disposi-tion of ISO shares within one year after the date of exercise or within two years after the date of grant, the difference between the fair market value on the date of exercise and the exercise price constitutes ordinary income, and any additional gain above the fair market value on the date of exercise con-stitutes a capital gain.

  Upon the grant of an unrestricted stock award, the recipient realizes ordi-nary income equal to the fair market value on the date of grant minus the price paid for the shares awarded. A recipient of a restricted stock award re-alizes ordinary income only as and when the shares vest, and a recipient of a deferred stock award realizes ordinary income only when the shares are actu-ally transferred. The ordinary income realized on each vesting or transfer date equals the fair market value on that date less the price paid for the shares. A recipient of a restricted stock award may, however, choose or be re-quired by the terms of the award to elect under Section 83(b) of the Internal Revenue Code to have the ordinary income associated with all of the restricted shares realized and measured on the date of grant. The recipient who makes such an election and later forfeits restricted shares may not claim a loss for tax purposes.

  The tax consequences of a performance award depend upon the nature of the underlying Award earned if and when the performance goals are achieved. Gener-ally, loans made under the Incentive Plan do not result in taxable income to the recipient. If the interest rate is lower than certain rates specified un-der the Internal Revenue Code, however, then ordinary income may be imputed to the recipient. Forgiveness of all or part of a loan also results in ordinary income to the recipient. The recipient of a supplemental cash award realizes ordinary income equal to the amount received.

  Generally, whenever a recipient realizes ordinary income, a corresponding deduction is available to the Company. Under the Revenue Reconciliation Act of 1993, however, the Company will be denied a deduction for certain compensation exceeding $1,000,000 paid to its chief executive officer and four other high-est paid executive officers, excluding (among other things) certain perfor-mance based compensation.

  SHAREHOLDER APPROVAL. There are two reasons for seeking shareholder approval of the Incentive Plan. The first reason is to satisfy federal income tax law requirements relating to ISOs and requirements relating to performance based compensation, both of which include shareholder approval. The second reason is to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, which include shareholder approval. If the Rule 16b-3 re-quirements are satisfied, then neither the grant of stock options, SARs or stock awards under the Incentive Plan, nor the transfer of shares to pay an option exercise price under the Incentive Plan (subject to certain conditions) will trigger the provisions of Section 16(b) of the Exchange Act regarding "short-swing" profits. If the stockholders do not approve the Incentive Plan, then the Incentive Plan will not become effective.

                               NEW PLAN BENEFITS

                          1997 EQUITY INCENTIVE PLAN

NAME AND POSITION                                                NUMBER OF UNITS
-----------------                                                ---------------
Gary J. Orndorff................................................      5,500
 Vice President--Treasurer and
 Chief Financial Officer
Richard S. Kahlbaugh............................................      5,500
 Vice President--Secretary and
 General Counsel
Executive Group.................................................     12,925
Non-Executive Director Group....................................        --
Non-Executive Officer Employee Group............................        --

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AP-PROVAL OF THE COMPANY'S 1997 EQUITY INCENTIVE PLAN.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

  The members of the Compensation Committee of the Board of Directors are Pe-ter D. Bennett, Charles W. Hash, Jr., L. Edward Sausman and William R. Tier-ney, Jr., none of whom were officers or employees of the Company during the 1997 fiscal year. The Committee reviews the compensation of executive offi-cers, makes recommendations to the Board regarding executive compensation and administers the Company's 1987 Employee Stock Option Plan, the Company's Em-ployee Stock Purchase Plan and the Company's 1997 Equity Incentive Plan.

  The Company's compensation policies and practices are designed and imple-mented to motivate and retain senior executives. In determining compensation levels, the Committee considers compensation packages offered by similarly sized companies within the insurance industry.

  The Company has an employment agreement with Kenneth R. Taylor as President and Chief Executive Officer that expires in June of 1998. Pursuant to this agreement, total compensation is divided into three primary components: base salary, bonus and stock options. The awards of bonuses and stock options serve as an incentive to Mr. Taylor for superior performance and are based upon both his performance and the performance of the Company.

  Pursuant to the terms of Mr. Taylor's employment agreement, Mr. Taylor is entitled to receive (a) an annual salary of at least $260,000.00, (b) incen-tive compensation equal to three percent of the amount by which the Company's net income before income taxes exceeds $2 million in any fiscal year, and (c) other benefits equivalent to those provided to the Company's other officers.

  With respect to the compensation of Mr. Taylor as Chief Executive Officer, the Company follows the compensation policies and practices discussed above. As such, Mr. Taylor's compensation and incentive bonus for the 1997 fiscal year were based upon the employment agreement and were commensurate with the Company's performance and Mr. Taylor's contribution to that per-formance. As with the Company's other executive officers, Mr. Taylor's total compensation involves certain subjective judgments and is not based solely upon specific objective criteria.

  The Compensation Committee and the Company have each considered the impact on executive compensation, and whether changes are needed as a result, of Sec-tion 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which became effective on January 1, 1994. This section generally prohibits a company from deducting, against its federal income tax, compensation to its most highly paid executive officers which exceeds $1 million. There is no lim-itation, however, for compensation that is based on an executive officer's performance and that is paid under employment contracts that began prior to February 1993. The Committee believes that Section 162(m) of the Code will have no effect on the Company in 1998.

                                                               Peter D. Bennett
                                                           Charles W. Hash, Jr.
                                                              L. Edward Sausman
                                                        William R. Tierney, Jr.

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensa-tion paid to the Chief Executive Officer and the other most highly compensated executive officers of the Company for services rendered in all capacities in 1995, 1996 and 1997.

                                      ANNUAL
                                   COMPENSATION   LONG TERM COMPENSATION
                                 ---------------- ----------------------
        NAME AND          FISCAL                  SECURITIES UNDERLYING     ALL OTHER
   PRINCIPAL POSITION      YEAR   SALARY   BONUS         OPTIONS         COMPENSATION (1)
   ------------------     ------ -------- ------- ---------------------- ----------------
Kenneth R. Taylor........  1997  $300,000 $11,777            --              $12,823
  President and Chief      1996   289,680     --          54,999              16,420
  Executive Officer        1995   280,835 137,005         15,123              12,889
Gary J. Orndorff.........  1997  $107,379 $ 1,963          5,500               8,567
  Vice President--         1996    98,461     --           5,500              11,003
  Treasurer and Chief Fi-  1995    92,308  22,834          6,050               8,028
   nancial Officer
Richard S. Kahlbaugh.....  1997  $100,000 $ 1,963          5,500               9,008
  Vice President--         1996    95,692     --           5,500               9,485
  Secretary and
  General Counsel

--------
(1) Represent Company contributions to the 401(k) Plan (as described below), premiums paid by the Company with respect to term life insurance and any personal use of Company cars.

EMPLOYMENT AGREEMENT

  Effective June 1997, the Company entered into an employment agreement with Kenneth R. Taylor, President and Chief Executive Officer of the Company, for a term of one year. In addition to the terms discussed in the Compensation Com-mittee Report above, under the employment agreement, Mr. Taylor's employment may be terminated by the Company in the event of death, disability or cause, or voluntarily by Mr. Taylor after one year. Cause is defined to include, among other things, Mr. Taylor's material breach of the employment agreement or his willful misconduct or gross negligence. In the event of termination due to death, disability or voluntary termination, Mr. Taylor will be entitled, under certain circumstances, to receive his unpaid salary plus a proportionate amount of any incentive compensation. In the event of termination for cause, Mr. Taylor will be entitled to receive any unpaid salary but no incentive com-pensation. In the event of termination other than due to death, disability, cause or voluntary termination, Mr. Taylor will be entitled to receive the re-maining salary payable under his employment agreement and any incentive com-pensation that would have been payable to him under his employment agreement had such termination not occurred.

401(K) PROFIT SHARING PLAN

  Effective January 1, 1990, the Company adopted a defined contribution cash or deferred profit sharing plan (the "401(k) Plan") intended to qualify under
Section 401(a) and 401(k) of the Code. All Company employees are eligible to participate in the 401(k) Plan upon completion of one year of service and the attainment of age 21.

  Subject to certain limitations, a participant is permitted to make elective salary reduction contributions ("Savings Contributions") to the 401(k) Plan (in which he is always fully vested) up to 20% of the participant's compensa-tion in the year made, not to exceed $9,500 (as adjusted annually for infla-tion). Upon request, Savings Contributions may be withdrawn to satisfy certain immediate and heavy financial hardships. Generally, benefits under the 401(k) Plan become payable (subject to certain participant and spousal consent, if applicable) upon the separation from service, retirement, death or disability of the participant.

  The Company makes matching contributions to the 401(k) Plan equal to 100% of Savings Contributions made for the plan year, to a maximum of five percent of the participant's annual compensation. In addition, the Company may make dis-cretionary profit sharing contributions to the 401(k) Plan. Profit sharing contributions are allocated to the accounts of participants according to the relationship that each participant's compensation for the year bears to the compensation of all such participants. Certain minimum percentages of non-key employees' compensation must be contributed by the Company with respect to any year in which the 401(k) Plan is a "top-heavy plan" (as defined in the Code). The maximum amount of annual compensation for determining contributions under the qualified retirement plans is $150,000.

  Each participant has a nonforfeitable interest in 20% of the matching and profit sharing contributions made to his account after three years of service, and for each additional year of service thereafter, an additional 20% of his account becomes nonforfeitable so that upon the completion of seven years of service the participant is fully vested. Furthermore, an accelerated vesting schedule becomes effective (pursuant to which a participant is fully vested after the completion of six years of service) in any year in which the 401(k) Plan is a "top-heavy plan".

STOCK OPTION PLANS

  Director Plan. On February 7, 1990, the Company's Board of Directors adopt-ed, and on May 9, 1990, the Company's shareholders approved, the 1990 Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Direc-tor Plan, members of the Board of Directors of the Company who are not also employees of the Company are entitled to receive options to purchase the Company's Common Stock. The number of shares of Common Stock issuable un-der the Director Plan is 260,452 and no optionee may possess at any one time options to acquire more than 50,000 shares of the Company's Common Stock.

  The purpose of the Director Plan is to attract and retain non-employee di-rectors and to provide additional incentive to them by encouraging them to in-vest in the Company's Common Stock and thereby acquire a further proprietary interest in the Company and an increased personal stake in the Company's con-tinued success and progress. The Board of Directors believes that stock op-tions are an important aid in attracting, retaining and compensating, non-em-ployee directors of the Company's Board.

  The following table sets forth information concerning options issued to date under the Director Plan, including options which have been exercised.

                                           EXERCISED(1)       EXERCISABLE(1)
                                         ---------------- ----------------------
                                                 WEIGHTED  PRICE     WEIGHTED
                                         OPTIONS AVERAGE  OPTIONS    AVERAGE
NAME                                     GRANTED EXERCISE GRANTED EXERCISE PRICE
----                                     ------- -------- ------- --------------
Peter D. Bennett........................    --      --      7,200     $11.49
John J. Buchan, Jr...................... 16,005   $7.78    39,235     $10.80
Charles W. Hash, Jr..................... 16,005   $7.78    39,235     $10.80
L. Edward Sausman....................... 40,017   $7.40    23,503     $ 8.25
William R. Tierney, Jr.................. 20,007   $7.40    37,510     $ 9.33
All non-employee directors as a group... 92,034   $7.53   146,683     $10.05

--------
(1) Options exercised and exercisable and the weighted average exercise price have been adjusted for stock dividends declared by the Board of Directors.

  On April 26, 1998, the last sale price of the Company's Common Stock was $9.625 per share.

  1987 Employee Stock Option Plan. On June 22, 1987, the Company adopted and the shareholders approved the Company's 1987 Employee Stock Option Plan (the "Employee Plan"). The purpose of the Employee Plan is to provide options to acquire shares of Common Stock to officers and key employees of the Company. The Board of Directors believes that the Company and its shareholders signifi-cantly benefit from having the Company's key management employees receive op-tions to purchase shares of Common Stock. The Board of Directors also believes that stock options are a valuable tool in attracting and retaining highly qualified management personnel and in providing additional motivation to man-agement to use their best efforts on behalf of the Company and its sharehold-ers.

  Pursuant to the Employee Plan, which is administered by the Compensation Committee of the Board of Directors, stock options may be granted which are intended to qualify as incentive stock options under Section 422 of the Code, as well as stock options not intended to qualify. All officers and key employ-ees of the Company or any current or future subsidiary are eligible to receive options under the Employee Plan.

  1997 Equity Incentive Plan. On August 14, 1997, the Board of Directors adopted the Company's 1997 Equity Incentive Plan (the "Incentive Plan"). (See Proposal Two--Approval of Company's 1997 Equity Incentive Plan.)

  The following table sets forth certain information concerning stock options granted under the Incentive Plan during 1997 to the persons named in the Sum-mary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL
                                                                               REALIZABLE
                                                                                VALUES AT
                                                                                ASSUMED
                                         INDIVIDUAL GRANTS                    ANNUAL RATES
                         --------------------------------------------------- OF STOCK PRICE
                         NUMBER OF   PERCENT OF TOTAL                         APPRECIATION
                         SECURITIES  OPTIONS GRANTED  EXERCISE OR            FOR OPTION TERM
                         UNDERLYING  TO EMPLOYEES IN  BASE PRICE  EXPIRATION ----------------
NAME                      OPTIONS      FISCAL YEAR     PER SHARE     DATE      5%      10%
----                     ----------  ---------------- ----------- ---------- ------- --------
Gary J. Orndorff........   5,500(1)        42.6%        $10.313    8/14/07    35,734  90,349
Richard S. Kahlbaugh....   5,500(1)        42.6%        $10.313    8/14/07    35,734  90,349

--------
(1) Represents Incentive Stock Options if the Incentive Plan is approved by the Shareholders; otherwise, the options will be non-qualified.

  The following table sets forth certain information concerning the shares ac-quired upon exercise of options, the number of unexercised options and the value of unexercised options at the end of 1997 held by the persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

       NAME, SHARES ACQUIRED AND VALUE          NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED,
---------------------------------------------     OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                           SHARES                     YEAR END             AT FISCAL YEAR END
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
NAME                      EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Kenneth R. Taylor.......   13,851     41,158    216,411         --        713,195         --
Gary J. Orndorff........      --         --      45,247       5,500       147,896       3,779
Richard S. Kahlbaugh....      --         --      16,692       5,500        13,357       3,779

                CERTAIN TRANSACTIONS AND COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Taylor, Sausman, Tierney and Buchan, directors of the Company, are officers, directors and/or principal shareholders of corporations that act as insurance agents of the Company. In addition, Messrs. Sausman and Tierney are members of the Compensation Committee of the Company's Board of Directors. During 1997, the Company paid (i) $20,223 to the corporation with which Mr. Taylor is affiliated; (ii) $80,528 to the corporation with which Mr. Sausman is affiliated; (iii) $85,439 to the corporation with which Mr. Tierney is af-filiated; and (iv) $1,231,350 to the corporation with which Mr. Buchan is af-filiated.

  Mr. Kahlbaugh, an officer and nominee for director of the Company, is an of-ficer, director and principal shareholder of a corporation that provides legal services to the Company. During 1997, the Company paid $666,000 to this corporation. Also in 1997, this corporation paid the Company $114,000 in management fees and rent.

  The Company has loaned Mr. Orndorff, Vice President--Treasurer of the Com-pany the principal amount of $90,000, for the purchase of a personal resi-dence. The loan, which is secured by the residence, bears interest at the rate of 7.5% per year, and is payable in full in July 2004. The balance due on the loan at December 31, 1997 was $52,910. In the event that Mr. Orndorff's em-ployment with the Company is terminated, the loan is due within nine months of the date of termination.
                            STOCK PERFORMANCE GRAPH

  The following graph shows a comparison of the five year cumulative total re-turn for the Company's Common Stock, the Standard's and Poor's 500 Index and the NASDAQ Insurance Index. The graph assumes an investment of $100 in each on December 31, 1992 and the reinvestment of all dividends.

                          [LINE GRAPH APPEARS HERE]

                   1992      1993      1994      1995      1996      1997
                 -------   -------   -------   -------   -------   -------
  WALSHIRE       $100.00   $122.62   $112.38   $200.83   $200.64   $154.52

  S&P 500        $100.00   $110.08   $115.53   $153.45   $188.68   $251.63

  NASDAQ         $100.00   $106.98   $100.66   $143.02   $162.97   $239.18
  INSURANCE
  INDEX

                      SECTION 16(A) BENEFICIAL OWNERSHIP

                             REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commis-sion reports about their beneficial ownership of the Company's Common Stock. All such persons are required by the Commission to furnish the Company with copies of all reports that they file.

  Based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, dur-ing the fiscal year ended December 31, 1997, two individuals failed to file
Section 16(a) reports on a timely basis. John J. Buchan, Jr. sold 100 and 6,569 shares of the Company's Common Stock on March 7, 1997 and March 10, 1997 respectively and filed a Form 4 on April 15, 1997. L. Edward Sausman sold 10,000 shares of the Company's Common Stock on September 9, 1997 and filed a Form 5 on January 21, 1998.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The accounting firm of KPMG Peat Marwick LLP acted as the Company's indepen-dent public accountants for the fiscal year ended December 31, 1997 and has been selected by the Board of Directors to serve as the Company's independent public accountant for the fiscal year ending December 31, 1998. The selection of independent public accountants is not being submitted to share holders for approval because there is no legal requirement to do so. A representative of KPMG Peat Marwick LLP is expected to be present at the shareholders' meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company knows of no other busi-ness that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the meeting; (ii) ap-proval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the elec-tion of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Securi-ties Exchange Act of 1934, as amended; and (v) matters incidental to the con-duct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

  Shareholder proposals intended to be presented at the 1999 Annual Meeting must be submitted by December 16, 1998 to receive consideration for inclusion in the Company's 1999 proxy materials.

  EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO THE CORPORATE SECRETARY, AT THE COMPANY'S CORPORATE OF-FICES.

                                          By Order of the Board of Directors

                                          Richard S. Kahlbaugh
                                          Secretary

--------------------------------------------------------------------------------
                           WALSHIRE ASSURANCE COMPANY
              1998 ANNUAL MEETING OF SHAREHOLDERS -- JUNE 2, 1998
                SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
                           BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Charles W. Hash, Jr. and Kenneth R. Taylor to act as attorneys and proxies for the undersigned, with full powers of substitution, to appear at the Annual Meeting of Shareholders of Walshire Assurance Company (the "Company") to be held on the 2nd day of June, 1998 at The Out Door Country Club, 1157 Detwiler Drive, York, Pennsylvania 17404 and at any postponement or adjournment thereof, and to vote all of the shares of the Company that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

  [_] FOR the election of Richard S. Kahlbaugh, L. Edward Sausman and
      William R. Tierney, Jr. as directors for a term of three years.

  To withhold authority to vote for all the directors, please check this box. [_]

  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


              --------------------------------------------------
                    (Please date and sign on reverse side)

  This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the election of the aforementioned nominees as directors.

  A majority of the proxy agents present and acting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                          THE NOMINEES LISTED ABOVE.

                                    (Continued and to be SIGNED on Reverse Side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

  Receipt of the Company's 1997 Annual Report to Shareholders and the Notice of the 1998 Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

        Please complete, date, sign and mail this proxy promptly in the enclosed postage-paid envelope.


                                      Date:                             , 1998
                                            ----------------------------
                                              (Please date this Proxy)

                                      ---------------------------------------

                                      ---------------------------------------
                                          (Signature(s) of Shareholder(s))

                                      Please sign exactly as your name(s)
                                      appear(s) to the left. When signing as
                                      attorney, executor, administrator, trustee
                                      or guardian, please give your full title.
                                      If shares are held jointly, each holder
                                      should sign.
--------------------------------------------------------------------------------